EXHIBIT 99.1

THE STEAK N SHAKE COMPANY REPORTS FISCAL
FIRST QUARTER 2009 RESULTS

INDIANAPOLIS, January 26, 2009 /PRNewswire-FirstCall/ -- The Steak n Shake Company (NYSE: SNS) today announced its results for its first fiscal quarter 2009, which ended December 17, 2008.

Selected Results from Fiscal First Quarter:

•	Total revenues of $131.7 million
•	General and administrative expense reduction of 15.3% from prior year
•	Cash and cash equivalents at end of first quarter of $25.6 million

Fiscal First Quarter 2009 Results

In the first quarter of fiscal year 2009, total revenues decreased 3.5% to $131.7 million as compared to $136.4 million in the first quarter of fiscal year 2008.  Net sales decreased 3.5% from $135.5 million to $130.7 million in the current quarter in part because Steak n Shake operated 20 fewer company-owned restaurants following the closure and refranchising of certain units after the same period in the previous year.  In addition, same store sales decreased 1.4% compared with sales recorded during the same quarter in the prior year.  The reduction in same store sales was caused in part by a decline in guest traffic of 0.9% as well as by a 0.5% contraction in the average guest check.  The net loss for the first quarter of fiscal year 2009 was ($3.4 million), or ($0.12) per diluted share, contrasted to a net loss of ($1.2 million), or ($0.04) per diluted share in the first quarter of fiscal year 2008.  During the first quarter of fiscal year 2009, we reduced general and administrative expenses by approximately $1.5 million as compared to the same period in the previous year. We anticipate significant additional savings throughout fiscal year 2009.  As a corollary, management’s intention is to strengthen further the company’s balance sheet in fiscal year 2009.  Cash and cash equivalents increased by $18.8 million in 2009’s first quarter, of which approximately $11 million stems from income tax refunds.  We own the land and buildings for 146 operating Steak n Shake restaurants and have an additional 33 properties for sale.  We amended our debt facilities during the quarter, including an extension of our Revolving Credit Facility to January 30, 2010, revised financial covenants, and generated relief on the requirement to provide collateral under our Senior Note Agreement.  In the current quarter, we closed one company-owned restaurant and refranchised seven company-owned restaurants to franchisees, bringing the total number of company-owned restaurants to 415 and the total number of franchised units to 75.

Management's plan is to maximize free cash flows and maintain a strong balance sheet.  We are in the early stages of a turnaround.  While we are pleased with our progress thus far, we will remain dissatisfied with our performance until, at a satisfactory rate, we generate increased customer traffic, and ultimately the per-share intrinsic value of the Company.

Annual Meeting of Shareholders

The Company plans to communicate with shareholders at its upcoming Annual Meeting of Shareholders set for April 3, 2009 at 1:30 p.m. E.S.T.  The meeting will take place in the Vienna Ballroom at the Conrad Hotel, 50 West Washington Street, Indianapolis, Indiana.  We will send additional details in the proxy statement, which shortly will be filed and distributed.  To ensure that all interested parties are accommodated, the Company asks that shareholders, analysts, and media planning to attend to reserve a seat at rsvp@steaknshake.com.

 About Steak n Shake

Steak n Shake, founded in 1934, is a classic American brand, and we intend to lead and dominate the premium burger and milk shake segment of the restaurant industry.  We have chosen a focused strategy, namely, emphasizing our core — burgers, fries, milk shakes, and chili — which make up nearly 80% of our sales.  We aspire to be best-in-class in cleanliness, product, service, value, promotion, and menu.  It is critical that our food be distinctive, savory, and priced to attract higher frequency of return.

Risks Associated with Forward-Looking Statements

Certain statements contained in this press release represent forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  In general, forward-looking statements include estimates of future revenues, cash flows, capital expenditures or other financial items, as well as assumptions underlying any of the foregoing.  Forward-looking statements reflect management’s current expectations regarding future events and use words such as “anticipate,” “believe,” “expect,” “may” and other similar terminology.  A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. Investors should not place undue reliance on the forward-looking statements, which speak only as of the date of this report.  These forward-looking statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Our actual future results and trends may differ materially depending on a variety of factors, many beyond our control, including, but not limited to: the success of our plan to increase store traffic on a profitable basis; competition in the restaurant industry for guests, staff, locations, and new products; disruptions in the overall economy and the financial markets; our ability to comply with the restrictions and covenants to our debt agreements; declines in the market price of our common stock, which could adversely affect our goodwill impairment analysis; the potential to recognize additional impairment charges on our long-lived assets; fluctuations in food commodity and energy prices and the availability of food commodities; the ability of our franchisees to operate profitable restaurants; the poor performance or closing of even a small number of restaurants; changes in guest preferences, tastes, and dietary habits; changes in minimum wage rates and the availability and cost of qualified personnel; harsh weather conditions or losses due to casualties; unfavorable publicity relating to food safety or food-borne illness; exposure to liabilities related to the ownership and leasing of significant amounts of real estate; our ability to comply with existing and future governmental regulations; our ability to adequately protect our trademarks, service marks, and other components of our brand; and other risks identified in the periodic reports we file with the Securities and Exchange Commission.  Additional risks and uncertainties not currently known to us or that are currently deemed immaterial may also become important factors that may harm our business, financial condition, results of operations or cash flows.  We assume no obligation to update forward-looking statements except as required in our periodic reports.

Contact:	David Milne
(317) 633-4100

Condensed Consolidated Statements of Financial Position
The Steak n Shake Company
(Amounts in $000s except share and per share data)
	December 17,	September 24,
	2008	2008
	(Unaudited)	(Unaudited)
Assets:
Current Assets
Cash and cash equivalents	$25,636	$6,855
Receivables, net	5,634	15,622
Inventories	7,439	6,795
Deferred income taxes	2,902	3,260
Assets held for sale	23,240	25,395
Other current assets	3,945	3,009
Total current assets	68,796	60,936
Net property and equipment	423,671	432,690
Goodwill	14,503	14,503
Other intangible assets, net	1,720	1,765
Other assets	9,433	10,242
Total assets	$518,123	$520,136

Liabilities and Shareholders' Equity:
Current Liabilities
Accounts payable	$26,923	$25,302
Accrued expenses	30,272	31,685
Current portion of long-term debt	5,732	733
Line of credit	19,840	14,180
Current portion of obligations under leases	4,336	4,417
Total current liabilities	87,103	76,317
Deferred income taxes	2,584	2,209
Other long-term liabilities	7,225	7,439
Obligations under leases	133,708	134,809
Long-term debt	6,308	15,783

Commitments and Contingencies
Shareholders' Equity:
Common stock - $0.50 stated value, 50,000,000 shares authorized - shares issued: 30,332,839	15,166	15,166
Additional paid-in capital	128,552	128,526
Retained earnings	158,293	161,733
Treasury stock - at cost: 1,622,548 shares as of December 17, 2008; 1,760,531 shares as of September 24, 2008	(20,816)	(21,846)
Total shareholders' equity	281,195	283,579
Total liabilities and shareholders' equity	$518,123	$520,136

Condensed Consolidated Statements of Operations
The Steak n Shake Company
(Amounts in $000s except share and per share data)
	Twelve Weeks Ended
	December 17,	December 19,
	2008	2007
	(Unaudited)	(Unaudited)
Revenues:
Net sales	$130,719	$135,496
Franchise fees	958	900
Total revenues	131,677	136,396

Costs and Expenses:
Cost of sales	32,031	32,684
Restaurant operating costs	74,682	75,810
General and administrative	8,586	10,134
Depreciation and amortization	7,392	7,658
Marketing	7,543	6,001
Interest	3,602	3,313
Rent	3,565	3,208
Pre-opening costs	—	454
Asset impairments and provision for restaurant closing	176	—
Other expense (income), net	81	(451)
Total costs and expenses	137,658	138,811

Loss Before Income Taxes	(5,981)	(2,415)

Income Taxes	(2,541)	(1,228)

Net Loss	$(3,440)	$(1,187)

Basic Loss Per Common and Common Equivalent Share	$(0.12)	$(0.04)

Diluted Loss Per Common and Common Equivalent Share	$(0.12)	$(0.04)

Weighted Average Shares and Equivalents:
Basic	28,301,779	28,157,379
Diluted	28,301,779	28,157,379

Condensed Consolidated Statements of Cash Flows
The Steak n Shake Company
(Amounts in $000s)
	Twelve Weeks Ended
	December 17,	December 19,
	2008	2007
	(Unaudited)	(Unaudited)
Operating Activities:
Net loss	$(3,440)	$(1,187)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	7,392	7,658
Provision for deferred income taxes	733	262
Asset impairments and provision for restaurant closing	176	—
Non-cash expense for stock-based compensation and deferred rent	1,230	714
Gain on disposal of property	(59)	(343)
Changes in receivables and inventories	9,570	856
Changes in other assets	(1,104)	84
Changes in accounts payable and accrued expenses	1,094	(830)
Net cash provided by operating activities	15,592	7,214

Investing Activities:
Additions of property and equipment	(1,974)	(13,403)
Proceeds from property and equipment disposals	5,056	6,610
Net cash provided by (used in) investing activities	3,082	(6,793)

Financing Activities:
Net proceeds from line of credit facility	5,660	715
Principal payments on long-term debt	(4,476)	(22)
Principal payments on direct financing lease obligations	(1,066)	(757)
Proceeds from exercise of stock options	—	140
Excess tax benefits from stock-based awards	—	10
Repurchase of employee shares for tax withholding	(11)	—
Net cash provided by financing activities	107	86

Increase in Cash and Cash Equivalents	18,781	507
Cash and Cash Equivalents at Beginning of Period	6,855	1,497

Cash and Cash Equivalents at End of Period	$25,636	$2,004